Exhibit 10.43

Directors’ Compensation Summary

Each director of PAA GP Holdings LLC who is not an employee of Plains All American GP LLC is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each non-employee director is currently paid an annual retainer fee of $45,000; however, the annual retainer fee for the director designated by Oxy is paid to Oxy. Messrs. Armstrong, Chiang and Pefanis are otherwise compensated for their services as employees and therefore receive no separate compensation for services as directors. In addition to the annual retainer, each committee chairman (other than the chairman of the audit committee) receives $2,000 annually. The chairman of the audit committee receives $30,000 annually, and the other members of the audit committee receive $15,000 annually, in each case, in addition to the annual retainer.

Our non-employee directors receive LTIP awards or cash equivalent awards as part of their compensation. In February 2017, the board of directors approved a modified equity compensation structure for non-employee directors and a plan for transitioning to the new structure. Specifically, the board of directors approved making new grants, cancelling existing grants or amending and restating the director’s existing grants as necessary to effect the following (with the grants described below being denominated in either PAA phantom units or PAGP phantom units based on a one-time election to be made by each director): (i) for each designated director other than the Oxy designee (i.e., Messrs. Raymond and Sinnott, but excluding Mr. Figlock), a phantom unit grant of 10,000 units vesting 25% on the August distribution date of each year, with an automatic re-grant of an additional 25% immediately upon each such vesting, together with associated DERs, (ii) for each independent director who is not serving on the Audit Committee (Messrs. Petersen, Shackouls and Temple), a phantom unit grant of 15,000 units vesting 25% on the August distribution date of each year, with an automatic re-grant of an additional 25% immediately upon each such vesting, together with associated DERs, (iii) for each independent director who is serving on the Audit Committee (Messrs. Burk, Goyanes and Symonds), two phantom unit grants of 10,000 units each (one for service as an independent director and a supplemental grant for service on the Audit Committee, for a total of 20,000 units) vesting 25% on the August distribution date of each year, with an automatic re-grant of an additional 25% immediately upon each such vesting, together with associated DERs, and (iv) for the director designated by Oxy (Mr. Figlock), concurrent with the annual August vesting of the awards made to the other designated directors, a cash payment will be made to Oxy based on the unit value of Mr. Sinnott’s award on the previous year’s vesting date.

All LTIP awards held by a director vest in full upon the next following distribution date after the death or disability (as determined in good faith by the board) of the director. For supplemental audit committee grants, the awards also vest in full if such director (i) retires (no longer with full-time employment and no longer serving as an officer or director of any public company) or (ii) is removed from the board of directors or the audit committee or is not reelected to the board of directors or the audit committee, unless such removal or failure to reelect is for “good cause,” as defined in the letter granting the units.